UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

				 SCHEDULE 13G
		     Under the Securities Exchange Act of 1934
			   (Amendment No. ___________)*




			    STEMCELLS INC
             .......................................................
                              (Name of Issuer)


                               COMMON SHARES
             .......................................................
                        (Title of Class of Securities)


				85857R105
	     .......................................................
                              (CUSIP Number)

				04/07/2003
             .......................................................
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 		85857R105
	    .......................................


1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Mayer Offman, LLC/IRS #125405120
........................................................................


2.    Check the Appropriate Box if a Member of a Group (See Instructions)


(a) ...................................................................


(b) ...................................................................


3.    SEC Use Only ......................................................


4.    Citizenship or Place of Organization      USA
........................................................................


Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.    Sole Voting Power
.....................................................................


6.    Shared Voting Power 	142,168
.....................................................................


7.    Sole Dispositive Power
.....................................................................



8.    Shared Dispositive Power 	   142,168
.....................................................................


9.    Aggregate Amount Beneficially Owned by Each Reporting Person

				142,168
.....................................................................


10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
.....................................................................


11.   Percent of Class Represented by Amount in Row (9)

				.57%
.....................................................................


12.   Type of Reporting Person (See Instructions)

.....................................................................
    IN
.....................................................................

.....................................................................

.....................................................................

.....................................................................

.....................................................................


CUSIP No. 		92672P108
	    .......................................


1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Generic Trading of Philadelphia, LLC/IRS #133963802
........................................................................


2.    Check the Appropriate Box if a Member of a Group (See Instructions)


(a) ...................................................................


(b) ...................................................................


3.    SEC Use Only ......................................................


4.    Citizenship or Place of Organization      Delaware
........................................................................


Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.    Sole Voting Power         0
.....................................................................


6.    Shared Voting Power
.....................................................................


7.    Sole Dispositive Power	0
.....................................................................


8.    Shared Dispositive Power
.....................................................................


9.    Aggregate Amount Beneficially Owned by Each Reporting Person

				0
.....................................................................


10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
.....................................................................


11.   Percent of Class Represented by Amount in Row (9)

				0%
.....................................................................

12.   Type of Reporting Person (See Instructions)

.....................................................................
    BD
.....................................................................

.....................................................................

.....................................................................

.....................................................................

.....................................................................

Item 1.
	  (a)  Name of Issuer
     	       Stemcells Inc

	  (b)  Address of Issuer's Principal Executive Offices
               3155 Porter Drive
	       Palo Alto, CA 94304

Item 2.
	  (a)  Name of Person Filing
               This statement, with respect to the shares of Common Stock, .001 par value per share of Stemcells Inc (hereinafter referred to as "Common Shares") is filed by:

		1. Mayer Offman (hereinafter referred to as "Offman"), the beneficial owner of a total of 142,168 Common Shares; 0 of which Offman has shared voting and dispositive power as the Vice-President of Shear-Offman, Inc. the managing member of Generic Trading of Philadelphia, LLC (hereinafter referred to as "GTP") which is the holder of record of such amount of shares; and 142,168 of which Offman has dispositive power as the authorized trader for accounts held by Gabriel Capital, LP hereinafter referred to as "GC"), Ariel Fund Limited (hereinafter referred to as "AFL")and Simaru Associates, LLC (hereinafter referred to as "SA") in which such shares are held;

		2. GTP, a Delaware limited liability company doing business as a proprietary trading firm with which Offman serves as Vice-President of the managing member, Shear-Offman, Inc., a Delaware corporation. GTP beneficially owns 0 Common Shares which it has sole voting and dispositive powers;


	  (b)  Address of Principal Business Office or, if none,
Residence
	       The address of the reporting persons are as follows:

               1.	Mayer Offman
               		1270 Ave. of the Americas, 12th Floor
	       		New York, NY 10020

	       2.	Generic Trading of Philadelphia, LLC
	       		1270 Avenue of the Americas, 12th Floor
               		New York, NY 10020

	  (c)  Citizenship

		1.	United States of America

		2.	Delaware

	  (d)  Title of Class of Securities
               Common

	  (e)  CUSIP Number
               85857R105

Item 3. If this statement is filed pursuant to Sect. 240.13d-1(b) or 240.13d-2(b)or (c), check whether the person filing is a:

	  (a) [X] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	  (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

	  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

	  (e) [ ] An investment adviser in accordance with Sect.240.13d-1(b)(1)(ii)(E);

	  (f) [ ] An employee benefit plan or endowment fund in accordance with Sect. 240.13d-1(b)(1)(ii)(F);

	  (g) [ ] A parent holding company or control person in accordance with Sect. 240.13d-1(b)(1)(ii)(G);

	  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
		    1813);

	  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.
                    80a-3);

          (j)  [ ]  Group, in accordance with Sect. 240.13d-1(b)(1)(ii)
                    (J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

	A.  Mayer Offman
	    (a)	Amount beneficially owned:  		      142,168
	    (b)	Percent of Class:                             .57%
	    (c)	(i)  Sole power to vote or direct the vote:   0
		(ii) Shared Power to vote or direct the vote: 0
		(iii)Sole power to dispose or direct the
		     disposition:			      0
		(iv) Shared power to dispose or direct the
		     disposition:			      142,168

	B.  Generic Trading of Philadelphia, LLC
	    (a)	Amount beneficially owned:  		      0
	    (b)	Percent of Class:  			      0%
	    (c)	(i)  Sole power to vote or direct the vote:   0
		(ii) Shared Power to vote or direct the vote: 0
		(iii)Sole power to dispose or direct the
		     disposition:			      0
		(iv) Shared power to dispose or direct the
		     disposition:			      0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Sect. 240.13d3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another
          Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
          Holding Company

	  Not Applicable

Item 8.   Identification and Classification of Members of the Group

	  Not Applicable

Item 9.   Notice of Dissolution of Group

	  Not Applicable

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


04/07/2003
.......................................
Date

/s/  Mayer Offman
.......................................
Mayer Offman


/s/  Mayer Offman/Vice President
.......................................
Generic Trading of Philadelphia, LLC
Name/Title